Exhibit 5.1
OPINION OF MORRISON & FOERSTER LLP
[Morrison & Foerster LLP Letterhead]
January 30, 2006
MTI Technology Corporation
17595 Cartwright Road
Irvine, California 92614
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchanges Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,068,951 shares (the “Shares”) of your common stock, $.001 par value (the “Common Stock”) issuable upon exercise of options which may be granted pursuant to the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Shares or options to purchase the Shares under the Plan and such documents as we have deemed necessary to render this opinion.
Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable Common Stock.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP